Exhibit 99.1

At EMAK Worldwide, Inc.:

Media and investor inquiries:

Lisa Mueller
Director, Investor Relations

(323) 932-4034

For Immediate Release

EMAK Worldwide Announces Correction of Accounting for 2004 Transaction and Amendments

LOS ANGELES, Aug. 22, 2006 – EMAK Worldwide, Inc. (Nasdaq: EMAK), a leading marketing services firm, announced today that the filing of its Form 10-Q for the quarter ended June 30, 2006 was delayed beyond the Securities and Exchange Commission’s filing deadline, which was previously extended for the designated five-day period by the Company’s filing of Form 12b-25 on August 15, 2006. The Company has elected to correct the accounting for a non-cash 2004 transaction with its preferred stockholder. Net loss and cash flows will not be impacted by this change.

The delay was due to the time and effort required to evaluate the accounting for the March 2004 transaction pursuant to which Crown EMAK Partners, LLC, the holder of the Company’s preferred stock, exchanged preferred stock warrants for common stock warrants (the “Warrant Transaction”). The Company has now completed its evaluation and determined that the Warrant Transaction should have been recorded as a redemption of the preferred stock warrants for common stock warrants, in accordance with EITF Topic D-42. Originally it was recorded as a reclassification of $531,000 from preferred stock to additional paid-in capital.

"We are confident that we have conducted a thorough review of the transaction and look forward to the imminent filing of our amended statements,” said Jim Holbrook, EMAK’s Chief Executive Officer.

The preferred stock warrants were issued in 2000 in connection with the issuance of the Series A preferred stock. The Warrant Transaction was made to extend the life of the warrants by five years while foregoing rights to additional preferred stock dividends. Original strike prices and share amounts remained unchanged in the exchange; thus, the fair value of the

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EMAK Worldwide, Inc.

preferred stock warrants was approximately the same as the newly issued common stock warrants. The exchange was approved by an independent committee of the Board of Directors, which relied upon a fairness opinion provided by an outside advisory firm.

The Company will restate its December 31, 2005 and 2004 balance sheets and its December 31, 2004 income statement. Conforming changes will also be made to the consolidated statements of stockholders’ equity and mandatorily redeemable preferred stock. Net loss and cash flows will not be impacted by this change.

The expected impact of the restatement on the December 31, 2005 and 2004 balance sheets will be to decrease mandatorily redeemable preferred stock by $2.6 million, increase additional paid-in capital by $7.6 million and decrease retained earnings by $5 million. Total stockholders’ equity will increase by $2.6 million. The expected impact of the restatement on the December 31, 2004 income statement will be to increase net loss available to common stockholders by $5.0 million, which will increase diluted net loss per share by $0.88.

The Company is in the process of finalizing amendments to its Form 10-K for the years ended December 31, 2004 and December 31, 2005 and Form 10-Q for the quarter ended March 31, 2006. The Company will file its Form 10-Q for the quarter ended June 30, 2006 in conjunction with these amendments.

About EMAK Worldwide

EMAK Worldwide, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, Frankfurt, London, Paris, The Netherlands, Hong Kong and Shanghai. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental branding. The Company’s clients include Burger King Corporation, Frito-Lay, Kellogg’s, Kohl’s, Kraft, Macy’s, Miller Brewing Company and Procter & Gamble, among others. More information about EMAK Worldwide is available on the Company’s web site at www.emak.com.

Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2006 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new

EMAK Worldwide, Inc.

products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

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